Exhibit 99.2

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

This Management Discussion and Analysis (“MD&A”) of VERSES AI Inc. (“Company” or “VERSES”) is for the year ended March 31, 2025, and is prepared by management using information available as of June 30, 2025. The Company’s fiscal year end is March 31. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements for the year ended March 31, 2025, and the notes thereto, prepared in accordance with U.S generally accepted accounting principles (“GAAP”) as defined by the Financial Accounting Standards Board (FASB).

This MD&A complements and supplements, but does not form part of, the Company’s audited consolidated financial statements. This MD&A contains forward-looking statements. Statements regarding the adequacy of cash resources to carry out the Company’s software development and/or customer development or the need for future financing are forward-looking statements. All forward-looking statements, including those not specifically identified herein, are made subject to cautionary language.

This MD&A is prepared in conformity with National Instrument (“NI”) 51-102F1 Continuous Disclosure Obligations.

All dollar amounts referred to in this MD&A are expressed in United States dollars unless otherwise indicated.

DISCLAIMER FOR FORWARD LOOKING STATEMENTS

This following MD&A contains “forward-looking statements” (also referred to as “forward-looking information”) within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical facts, included in this MD&A that address activities, events or developments that the Company expects or anticipate will or may occur in the future, including statements about the anticipated impact of the operations of the Company, as well as the benefits expected to result from capital expenditures, potential management contracts for ongoing services, and other such matters are forward-looking statements. When used in this MD&A, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, among other things, statements relating to the GeniusTM beta program and the Company’s future objectives and plans.

There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. Forward looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this MD&A. Although the Company believes that the expectations represented in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are based on a number of assumptions of management, including, without limitation: that the GeniusTM beta program will proceed as planned and that the Company will be able to operate and advance its business objectives as currently anticipated.

Some of the risks which could affect future results and could cause results to differ materially from those expressed in the forward-looking statements contained herein include but are not limited to risks related to: failure to launch the GeniusTM beta program as anticipated, or at all; general business operations; sales assumptions; limited operating history; development of the Company’s brand; competition; need for continued improvement; intellectual property issues; interactive digital media; potential liability claims; litigation; insurance; economic downturns; currency; key personnel; conflicts of interest; changes in general applicable laws; compliance with advertising laws and regulations; foreign operations; no guaranteed return on investment; dilution; fluctuation of share price; access to capital; internal controls; accounting policies; and other factors beyond the control of the Company. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks as more particularly described under “Risk Factors.” Although the Company attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

BUSINESS OVERVIEW

VERSES is a cognitive computing company specializing in next generation intelligence software systems. We are primarily focused on developing an intelligence-as-a-service smart software platform, Genius (which has absorbed the Company’s previous KOSM™and KOSM Exchange products), through our subsidiary VERSES Technologies USA, Inc. (“VTU”). Our business is based on the vision of the “Spatial Web” – an open, hyper-connected, context-aware, governance-based network of humans, machines and intelligent agents. Our ambition is to build tools that enable the Spatial Web and to become a leader in the transition from the information age to the intelligence age. In early 2024, we launched a private beta program of Genius (including Genius Agents and Genius Core) with a few select partners with whom we have existing business relationships and in the second half of 2024 we launched a public beta program for a broader number of developers. This public beta program included enhanced functionalities and was intended to help us increase our potential customer base, while refining our product offerings in anticipation of the 1.0 launch of Genius

On April 30, 2025, we announced the launch of our flagship product, Genius, enabling agentic intelligence for enterprise. The initial target audience for Genius is machine learning and data science professionals trying to solve enterprise problems that require prediction where there is uncertainty or hidden factors. Genius is designed to provide the tools necessary to build domain-specific models that are intended to improve decision-making (inference as a service) for third-party agents through our software development kits/application programming interfaces and model editor. We will offer Genius as a paid service with consumption-based and performance-based pricing as well as enterprise licensing.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

SELECTED FINANCIAL INFORMATION

	2025	2024	$ Change	% Change
REVENUE	$155,000	$1,966,731	$(1,811,731)	-92%
COST OF REVENUE	(631,691)	(1,699,170)	1,067,479	-63%
NET REVENUE	(476,691)	267,561	(744,252)	-278%
OPERATING EXPENSES
Cash expenses
Accounting fees	(567,566)	(538,394)	(29,172)	5%
Consulting fees	(5,201,045)	(4,146,232)	(1,054,813)	25%
Investor relations and marketing	(3,165,838)	(6,980,578)	3,814,740	-55%
Legal fees	(1,801,538)	(2,015,619)	214,081	-11%
Management fees	(146,666)	(41,067)	(105,599)	257%
Office and general	(1,881,530)	(1,709,991)	(171,539)	10%
Personnel expenses	(3,581,964)	(3,713,861)	131,897	-4%
Rent	(90,965)	(26,838)	(64,127)	239%
Research and development	(15,142,542)	(12,024,288)	(3,118,254)	26%
Travel and meals	(617,877)	(1,098,984)	481,107	-44%
	(32,197,531)	(32,295,852)	98,321	0%
Non-cash expenses
Depreciation	(172,425)	(261,747)	89,322	-34%
Provision for contract settlement	(1,252,076)	-	(1,252,076)	0%
Share based payments	(7,679,205)	(7,850,119)	170,914	-2%
	(9,103,706)	(8,111,866)	(991,840)	12%
TOTAL EXPENSES	(41,301,237)	(40,407,718)	(893,519)	2%
OTHER ITEMS:
Grant income	156,885	154,709	2,176	1%
Other income	213,413	240,293	(26,880)	-11%
Accretion expense	-	(203,918)	203,918	-100%
Interest expense	(1,953,499)	(348,441)	(1,605,058)	461%
Legal claim expense	848,213	(9,921,298)	10,769,511	-109%
Provision for losses on related party transactions	(479,808)	(1,872,334)	1,392,526	-74%
LOSS BEFORE INCOME TAXES	(42,992,724)	(52,091,146)	9,098,422	-17%
Income Taxes	-	(2,513)	2,513	-100%
NET LOSS	(42,992,724)	(52,093,659)	9,100,935	-17%
Loss Per Class A Subordinate Voting Shares - Basic and Diluted	$(5.49)	$(9.44)	4	-42%
Loss Per Class B Proportionate Voting Shares - Basic and Diluted	$Nil	$(22.50)	-	0%
Class A Subordinate Voting Shares Shares used in computing earnings per share - Basic and Diluted	7,825,570	3,205,324	4,620,246	144%
Class B Proportionate Voting Shares Shares used in computing earnings per share - Basic and Diluted	-	370,370	(370,370)	-100%

Loss from Continuing Operations	(9,580,397)	(7,844,305)	(1,736,092)	22%
Loss from Continuing Operations Per Class A Subordinate Voting Shares - Basic and Diluted	(1.22)	(1.42)	0	-14%
Loss from Continuing Operations Per Class B Proportionate Voting Shares - Basic and Diluted	-	(8.88)	9	0%

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

	2025	% of Revenue	2024	% of Revenue	$ Change	% Change
REVENUE	$155,000		$1,966,731		$(1,811,731)	-92%
COST OF REVENUE	(631,691)	408%	(1,699,170)	86%	1,067,479	-63%
NET REVENUE	(476,691)	-308%	267,561	14%	(744,252)	-278%

REVENUE – Consists of proof of concept projects, software implementation services, and software as a service (Saas). Revenue decreased by $1.81 million, or 92%, to $155,000 for the year ending March 31, 2025, compared to $1.97 million for the prior year. This decrease is primarily attributed to the termination of the SaaS contract, which did not report in 2025 (compared to $1.75 million in 2024).

COST OF REVENUE – Consists of personnel, contractors, hosting, and other costs related to the delivery services to the customers. Cost of Revenue decreased by $1.07 million, primarily due to the termination of the Saas contract. In 2025, the Company recorded a provision of $486,691 related to the estimated loss for the agreement with Analog. If this provision is disregarded, the restated cost of revenue would be $145,000 and represent 94% of the revenue.

NET REVENUE – Represents the revenue minus cost of revenue. Net revenue decreased by $744,252, or 96%, to a negative net revenue of $476,691 for the year ending March 31, 2025, compared to $267,561 for the prior year. The decrease in net revenue is attributed to the overall decline in revenue, as well as the increase in cost of revenue for the period.

OPERATING EXPENSES – Operating Expenses are allocated between Cash and Non-Cash Expenses. We allocated expenses on this basis to help facilitate the calculation and understanding of the Company’s Cash Flow from Operations and liquidity, which we believe are important financial and operating metrics.

CASH EXPENSES – consists of the items below. Cash Expenses decreased by $98,321, or less than 1%, to $32.20 million for the year ending March 31, 2025, compared to $32.30 million for the prior year. The consistency of our cash expenses is primarily due to the Company’s base cost structure.

	2025	% of TCE	2024	% of TCE	$ Change	% Change
Cash expenses
Accounting fees	(567,566)	2%	(538,394)	2%	(29,172)	5%
Consulting fees	(5,201,045)	16%	(4,146,232)	13%	(1,054,813)	25%
Investor relations and marketing	(3,165,838)	10%	(6,980,578)	22%	3,814,740	-55%
Legal fees	(1,801,538)	6%	(2,015,619)	6%	214,081	-11%
Management fees	(146,666)	0%	(41,067)	0%	(105,599)	257%
Office and general	(1,881,530)	6%	(1,709,991)	5%	(171,539)	10%
Personnel expenses	(3,581,964)	11%	(3,713,861)	11%	131,897	-4%
Rent	(90,965)	0%	(26,838)	0%	(64,127)	239%
Research and development	(15,142,542)	47%	(12,024,288)	37%	(3,118,254)	26%
Travel and meals	(617,877)	2%	(1,098,984)	3%	481,107	-44%
Total Cash Expenses (TCE)	(32,197,531)	100%	(32,295,852)	100%	98,321	0%

●	Accounting Fees – relates to accounting staff and external audit fees. Accounting fees increased by $29,172, or 5%, to $567,566 for the year ending March 31, 2025, compared to $538,394 for the prior year. Accounting fees remained consistent for both periods at approximately 2% of Cash Expenses, as staff and activities for both periods have remained consistent.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

●	Consulting Fees – relates to business development consulting, financial advisory services, and general consulting services. Consulting Fees increased by $1.05 million, or 25%, to $5.20 million for the year ending March 31, 2025, compared to $4.15 million for the prior year. Consulting Fees were 16% of cash expenses for the year ending March 31, 2025, compared to 13% for the prior period.

○	Business development consulting was $2.85 million in the year ended March 31, 2024 (2024 - $3.26 million). The decrease of $415,203 is related to a reduction of consultants involved with the business strategy development of the Company during the year.
○	Financial advisory services were $1.99 million (2024 - $497,781). The increase of $1.49 million is primarily attributed to fees paid to financial advisors in connection with the implementation and expansion of the Company’s financing strategy. This is directly related to the $10.12 million increase in cash flow from financing activities observed in the year ended March 31, 2025.
○	General consulting services were $370,313 in the year ended March 31, 2025 (2024 - $388,034). The $17,721 represents a reduction in resources associated with the delivery of the European grant.

●	Investor Relations and Marketing – relates to messaging, marketing, and advertising of the Company and its products to potential users, and to develop general Company and brand awareness as well as investor relations initiatives associated with presenting the Company to the investing public in media, at roadshows, and on social media. Investor Relations and Marketing decreased by $3.82 million or 55% to $3.17 million for the year ending March 31, 2025, compared to $6.98 million for the prior year. Investor Relations and Marketing was 10% of cash expenses for the year ending March 31, 2025, compared to 22% for the prior year. We combine these expenses for both years ending March 31, 2024, and 2025, as the Company’s initiatives to market the product of the Company and investment in the Company were intertwined and indistinguishable. Going forward, as the Company begins to market its products and services, we will be able to distinguish between marketing and investor relations expenses. This decrease in Investor Relations and Marketing is due to:

○	Business development reported $1.74 million in the year ended March 31, 2025 (2024 - $3.67 million). The decrease of $1.93 million is a result of fewer consultants engaged to perform business development functions.
○	Marketing and investor awareness reported $869,989 in the year ended March 31, 2025 (2024 - $2.40 million). The decrease of $1.53 million is a result of fewer consultants engaged to perform business development functions.
○	General consulting services reported $554,079 in the year ended March 31, 2025 (2024 - $912,612). The decrease of $358,533 is a result of fewer consultants engaged to perform business development functions.

●	Legal Fees – Legal Fees decreased $214,081, or 11%, to $1.80 million for the year ending March 31, 2025, compared to $2.02 million for the prior year. Legal Fees were 6% of Cash Expenses for the years ending March 31, 2025, and 2024. This decrease is mainly due to the reduction of special projects conducted during the year ending March 31, 2025 that required the support of external counsel compared to the prior year.
●	Management Fees – Management fees relate to costs associated with Board members. Management Fees increased by $105,599, or 257%, to $146,666 for the year ending March 31, 2025, compared to $41,067 for the prior year. The increase is related to higher fees paid to the new Chairman of the Company, who joined the Board in September 2024.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

●	Office and General Expenses – relates to subscriptions, insurance, transaction fees, and general expenses of the Company. Office and general expenses increased $171,539, or 10%, to $1.88 million for the period ending March 31, 2025, compared to $1.71 million for the prior year. Office and General Expenses remained consistent at approximately 5-6% of cash expenses for both years. The increase is due to higher fees incurred with a professional employment agency to contract employees outside of the United States and Canada, higher expenses due to transaction fees paid to the Canadian Exchange, and higher general expenses, including subscriptions.

●	Personnel Expenses – relates to general and administrative payroll costs. Personnel Expenses decreased $131,897, or 4%, to $3.58 million for the period ending March 31, 2025, compared to $3.71 million for the prior year. Personnel Expenses remained consistent at 11% of cash expenses for both years.

●	Rent – relates to the rent paid for various office and other spaces used by the company. Rent Expense increased by $64,127, to 239% $90,965 for the year ending March 31, 2025, compared to $26,838 for the prior year. Rent Expense was less than 1% of Cash Expenses for both years. Rent increased for 2025 as the Company had to rent additional space to test and prepare various projects under development or being tested.

●	Research and Development – relates to payroll and contractor costs associated with the development of the Company’s product. Research and Development increased by $3.12 million, or 26%, to $15.14 million for the year ending March 31, 2025, compared to $12.02 million for the prior year. Research and Development was 47% of Cash Expenses for the year ending March 31, 2025, compared to 37% for the prior year.

●	Travel and Meals – relates to expenses related to meals, airfare, transportation, and other related expenses. Travel and Meals decreased by $0.48 million, or 44%, to $0.62 million for the year ending March 31, 2025, compared to $1.10 million for the prior year. Travel and Meals remained consistent at approximately 2-3% of cash expenses for both years.

NON-CASH EXPENSES – Consists of the items below. Non-Cash Expenses increased by $0.99 million, or 12%, to $9.10 million for the year ending March 31, 2025, compared to $8.11 million for the prior year.

	2025	% of TNCE	2024	% of TNCE	$ Change	% Change
Non-cash expenses
Depreciation	(172,425)	2%	(261,747)	3%	89,322	-34%
Provision for contract settlement	(1,252,076)	14%	-	0%	(1,252,076)	0%
Share based payments	(7,679,205)	84%	(7,850,119)	97%	170,914	-2%
Total Non Cash Expenses (TNCE)	(9,103,706)	100%	(8,111,866)	100%	(991,840)	12%

●	Depreciation – relates to the decrease in the useful life of computer equipment. Depreciation decreased by $89,322, or 34%, to $172,425 for the year ending March 31, 2025, compared to $261,747 for the prior year. The reduction is attributable to some equipment that exceeded its 3-year useful life that are no longer being depreciated.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

●	Provision for contract settlement – relates to the unbilled balance of the SaaS project terminated in August 2024. Provision for contract settlement was $1.25 million for the year ending March 31, 2025, there was no comparable expense in the prior year.

●	Share based payments – relates to Black-Scholes grading vesting of stock options and RSUs granted to the Company’s employees, contractors and strategic consultants. Share based payments decreased by $170,914, or 2%, $7.68 million for the year ending March 31, 2025, compared to $7.85 million for the prior period. The reduction is primarily due to a shorter vesting period associated with the 2024 stock option grants, resulting in a higher front-loaded expense in the prior year. In contrast, the 2025 stock option grants follow a longer vesting schedule, resulting in lower expense recognition in the current period. This decrease was partially offset by a larger number of Restricted Share Units (RSUs) granted during the year ended March 31, 2025. Please see the details of the variations in the table below.
Share based payments	Stock Options	RSUs	Modification of broker's warrants	Settlement agreement	Total
Previous year graded vesting	473,109	-	-	-	473,109
New grants Q1 2023	70,925	-	-	-	70,925
New grants Q3 2023	6,390,644	127,400	-	-	6,518,044
Modification of broker's warrants	-	-	440,604	-	440,604
Revaluation RSUs	-	148,636	-	-	148,636
Settlement agreement	-	-	-	198,801	198,801
Balance, March 31, 2024	$6,934,678	$276,036	$440,604	$198,801	$7,850,119

Previous years graded vesting	675,250	-	-	-	675,250
Previous years RSUs revaluation	-	(231,386)	-	-	(231,386)
New grants Q1 2024	128,287	29,948	-	-	158,235
New grants Q2 2024	1,542,912	3,049,516	-	-	4,592,428
New grants Q3 2024	1,291,759	2,621,935	-	-	3,913,694
Cancelled options / RSUs	(1,416,299)	(12,717)	-	-	(1,429,016)
Balance, March 31, 2025	$2,221,909	$5,457,296	$-	$-	$7,679,205

TOTAL OPERATING EXPENSES – increased by $0.89 million, or 2%, to $41.30 million for the year ending March 31, 2025, compared to $40.41 million for the prior year. This increase is primarily due to $0.99 million in non-cash expenses associated with the provision for contract settlement, which was partially offset by lower share based payments ($0.17 million) and depreciation ($0.09 million).

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

OTHER ITEMS – Consists of the items below. Other Items loss decreased by $10.7 million, or 90%, to $1.2 million for the year ending March 31, 2025, compared to a loss of $11.95 million for the prior year.

	2025	% TOI	2024	% TOI	$ Change	% Change
OTHER ITEMS:
Grant income	156,885	-13%	154,709	-1%	2,176	1%
Other income	213,413	-18%	240,293	-2%	(26,880)	-11%
Accretion expense	-	0%	(203,918)	2%	203,918	-100%
Interest expense	(1,953,499)	161%	(348,441)	3%	(1,605,058)	461%
Legal claim expense	848,213	-70%	(9,921,298)	83%	10,769,511	-109%
Provision for losses on related party transactions	(479,808)	39%	(1,872,334)	16%	1,392,526	-74%
Total Other Items (TOI)	(1,214,796)	100%	(11,950,989)	100%	10,736,193	-90%

●	Grant Income – relates to the reimbursement of expenses for amounts spent on project activities related to the grant agreement with Horizon Europe, which is delegated by the European Commission. Grant Income increased by $2,176, or 1%, to $156,885 for the year ending March 31, 2025, compared to income of $155,000 for the prior year. This project is expected to end in August 2026.

●	Other Income – relates to interest received from interest-bearing bank accounts. Other income decreased $26,880, or 11%, to $213,413 for the year ending March 31, 2025, compared to income of $240,293 for the prior year.

●	Accretion Expense – relates to the increase in the carrying value of the discounted value of the convertible debenture converted in 2024. There was no accretion expense for the year ending March 31, 2025, compared to an expense of $203,918 for the prior year.

●	Interest Expense – relates to interest incurred in the conversion of the convertible debenture converted in 2025, interest incurred in the loan payable, and the interest related to the financing of the directors and officers insurance. Interest expense increased $1.61 million, or 461%, to $1.95 million for the year ending March 31, 2025, compared to an expense of $348,441 for the prior year.

●	Legal Claim Expense – Legal Claim Expense decreased $10.77 million, or 109%, to income of $0.85 million for the year ending March 31, 2025, compared to an expense of $9.92 million for the prior year. The Company recorded the total amount of $9.92 million associated with the David Thomson Arbitration award confirmed by the Los Angeles Superior Court as an expense incurred during the year ending March 31, 2024, while during the following year ending March 31, 2025, we recorded as income the $1.67 million insurance payment received by Mr. Dan Mapes (President Emeritus, Director of Global Development and a director of the Company) and Mr. Gabriel Rene (CEO and director), which was partially offset by an aggregate of $817,787 of interest that accrued on the total award during the most recently completed fiscal year ended, resulting in an income of $0.85 million for the year ended March 31, 2025.

●	Provision for Loss on Related Party Transactions – Provision for loss on related party transactions decreased $1.39 million, or 74%, to $0.48 million for the year March 31, 2025, compared to an expense of $1.87 million for the prior year.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

The provision for losses on related party transactions includes amounts due from Cyberlab LLC (“Cyberlab”) and the Spatial Web Foundation (“SWF”), entities controlled or associated with the Company’s founders, Dan Mapes and Gabriel Rene.

The related expenses arose primarily from payments made by the Company on behalf of these related parties to third-party vendors.

Although these amounts are expected to be settled through future service agreements, management performed a credit assessment in accordance with the current expected credit loss (“CECL”) model under ASC 326. Based on this assessment, management determined that there is significant uncertainty regarding the timing and collectability of these receivables. As of March 31, 2025, management concluded that full repayment is not probable within a reasonable timeframe.

INCOME TAXES – The Company did not pay any income tax for the year ending March 31, 2025, compared to an expense of $2,513 for the prior year. This expense is related to the California franchise tax.

NET LOSS – decreased $9.10 million, or 17%, to $43.00 million for the year ending March 31, 2025, compared to a net loss of $52.10 million for the prior year.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically raised capital to fund operations plans, primarily through investor support. The Company will continue to rely on such support to generate sufficient amounts of cash and cash equivalents to cover its operating costs, satisfy short and long term capital requirements, and meet planned growth objectives. The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions. Any quoted market for the Company’s shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating new revenues, cash flows or earnings.

The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon obtaining additional financing and generating revenues sufficient to cover its operating costs. The ability of the Company to raise sufficient capital to fund operation are conditional primarily through the continuation of its agreements and investor support. The material uncertainty associated with these events and conditions may cast substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not give effect to any adjustments, which would be necessary should the Company be unable to continue as a going concern. In such circumstances, the Company would be required to realize its assets and discharge its liabilities outside of the normal course of business, and the amounts realized could differ materially from those reflected in the accompanying condensed consolidated interim financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has incurred losses since inception and has not yet achieved profitable operations. The Company has been relying on debt and equity financing to fund its operation in the past. While the Company has been successful in securing financing to date, there can be no assurances that it will be able to do so in the future. As noted in the report of our independent public accountants for our financial statements for the year ended March 31, 2024, the aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that such audited annual financial statements were issued.

Historically, the Company has used net proceeds from issuances of debt and equity to provide sufficient funds to meet its near-term asset development plans and other contractual obligations when due. Management plans to fund operations of the Company with its current working capital and through additional equity and/or debt financings. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

In view of these matters, continuing as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to, meets its financial requirements, raise additional capital, and the success of its future operations.

The Company’s long-term capital requirements may vary materially from those currently planned and will depend on many factors, including the rate of net sales growth, the timing and extent of spending on research and development efforts and other growth initiatives, the expansion of sales and marketing activities, the timing of new products, and overall economic conditions. The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions and its success with its strategic collaborations. Any quoted market for the Subordinate Voting Shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating new revenues, cash flows or earnings. The sale of additional equity would result in additional dilution to the Company’s shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that may restrict our operations. There can be no assurances that we will be able to raise additional capital on terms that are attractive to us or at all. The inability to raise capital would adversely affect our ability to achieve our business objectives.

	2025	2024
Cash	4,816,906	892,727
Current assets, including cash	6,183,082	3,495,111
Total Assets	$6,376,575	$3,827,306

Current liabilities	15,106,292	15,362,514
Other liabilities	139,039	140,904
Shareholder's equity	(8,868,756)	(11,676,112)
Total liabilities and shareholder's equity	$6,376,575	$3,827,306

Cash increased to $4.82 million for the year ending March 31, 2025, compared to $0.89 million for the prior year. Working capital is current assets minus current liabilities, including the current portion of long-term debt. We had a working capital deficit of $8.92 million for the year ended March 31, 2025, compared to a working capital deficit of $11.87 million for the prior year.

For the year ended	2025	2024	Change
Cash provided by (used) in operating activities	$(33,091,087)	$(29,593,507)	$(3,497,580)
Cash provided by (used) in investing activities	(510,387)	(1,255,737)	745,350
Cash provided by (used) in financing activities	37,658,432	27,538,420	10,120,012
Foreign exchange effect on cash	(132,779)	(193,730)	60,951
Net change in cash during the period	$3,924,179	$(3,504,554)	$7,428,733

●	Cash used in operating activities is comprised of net loss, add-back of non-cash expenses, and net change in non-cash working capital items. Cash used in operating activities increased by $3.50 million to $33.10 million for the year ended March 31, 2025, compared to $29.59 million for the prior year. The increase is mostly attributed to a higher variation of cash used to settle accounts payable ($2.41 million) and the higher loss adjusted by items not involving cash in the year ended March 31, 2025 ($1.22 million).

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

●	Cash used in investing activities primarily reflects payments related to SWF and Cyberlab, as well as purchases of computer equipment. For the year ended March 31, 2025, the Company reduced its payments related to SWF and Cyberlab by $590,774 to $479,808 for the year ended March 31, 2025 (2024 - $1.07 million), primarily due to lower expenses associated with the arbitration legal process. Additionally, capital expenditures decreased by $154,576 to $30,579 for the year ended March 31, 2025 (2024 - $185,155), reflecting a reduction in computer equipment purchases compared to the prior year.

●	Cash provided by financing activities relates to the instruments used by the Company to fund its working capital needs. The increase in cash flows from financing activities was primarily driven by higher net proceeds from the issuance of units ($11.75 million) and the issuance of convertible debentures ($10.00 million). These inflows were partially offset by a decline in equity issuances ($6.89 million) and the repayment of promissory notes ($2.00 million).

COMMITMENTS

The Company has an obligation to pay royalties to Cyberlab, LLC (a company owned by Dan Mapes, President Emeritus, Director of Global Development and a director of the Company). Cyberlab shall be entitled to receive a share of the gross revenue derived from the sales, licensing and other commercial activities involving Spatial Domain Names, pursuant to the following schedule:

●	Years 1 through 10 of the Spatial Domain Program: Cyberlab shall be entitled to Five Percent (5%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Five Percent (95%) to allocate between itself and other Spatial Domain Program stakeholders (e.g. registries, registrars, etc.) as it sees fit.

●	Years 11 through 14 of the Spatial Domain Program: Cyberlab shall be entitled to retain Four Percent (4%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Six Percent (96%).

●	Years 15 through 17 of the Spatial Domain Program: Cyberlab shall be entitled to retain Three Percent (3%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Seven Percent (97%).

●	Years 18 and 19 of the Spatial Domain Program: Cyberlab shall be entitled to retain Two Percent (2%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Eight Percent (98%).

●	Years 20 through 25 of the Spatial Domain Program: Cyberlab shall be entitled to retain One Percent (1%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Nine Percent (99%).

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

As of March 31, 2025, no amounts are payable under the royalty agreement.

The Company is obligated to grant stock options (“Options”), deferred share units (“DSU”), or restricted stock units (“RSU”) to qualifying consultants and employees based on their respective contracts, to be determined at the grant date based on the market price of the Company’s shares. As at March 31, 2025, the outstanding commitment balance is nil (March 31, 2024 – 320,069) to be granted as options, RSUs or DSUs.

The Company has entered into severance agreements with Gabriel Rene (Chief Executive Officer and Director), Dan Mapes (President Emeritus and Global Ambassador and Director), James Christodoulou, Chief Financial Officer), Donald Moody (General Counsel and Chief Legal Officer), Capm Petersen (Chief Innovation Officer), Steven Swanson (Chief Experience Officer), and Michael Wadden (Chief Commercial Officer). In the case of involuntary termination or a change in control, the executives are entitled to a monetary payment equal to 12 month’s worth of base salary, continuation for 12 months of medical and dental insurance, and immediate, accelerated vesting of all stock options, equity, and related compensation.

The Company has entered into a severance agreement with Kevin Wilson, its Chief Accounting Officer. In the case of involuntary termination or a change in control, the Chief Accounting Officer is entitled to a monetary payment equal to 36 months of base salary, continuation for 36 months of medical and dental insurance, and immediate, accelerated vesting of all stock options, equity, and related compensation.

OUTSTANDING SHARE CAPITAL

As at	The date of this MD&A	March 31, 2025
Shares issued to Class A Subordinate Voting Share shareholders	8,746,491	7,825,571

OUTSTANDING WARRANTS

As at	The date of this MD&A	March 31, 2025
Warrants	2,621,402	2,095,224

OUTSTANDING STOCK OPTIONS

As at	The date of this MD&A	March 31, 2025
Stock options	803,712	770,884

OUTSTANDING RESTRICTED SHARE UNITS (“RSUs”)

As at		The date of this MD&A	March 31, 2025
RSUs	Note 1	718,706	685,373

Note:

(1)	RSUs are convertible into one Subordinate Voting Shares or payable in cash.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

TRANSACTIONS WITH RELATED PARTIES

The Company’s related parties consist of the directors, executive officers and key management personnel, who have authority and responsibility for planning, directing, and controlling the Company’s activity and companies controlled by them. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources, services, or obligations between related parties.

Transactions are measured at the exchange amount, which is the amount agreed to by the parties.

Key management personnel include those with authority and responsibility for planning, directing, and controlling the company’s activities. The Company has determined that key management personnel consist of executive and non-executive members of its Board of Directors and senior officers.

During the years ended March 31, 2025 and 2024, related party transactions were as follows:

	2025	2024
Management fees	$146,666	$41,067
Management salaries and benefits included in personnel expenses	1,719,195	1,338,762
Share-based payments (Note 8)	655,145	720,222
	$2,521,007	$2,100,051

The following management members incurred in the salaries and management fees:

	Position	2025	2024
Management salaries, Gabriel Rene	Chief Executive Officer and director	405,000	435,000
Management bonus, Gabriel Rene	Chief Executive Officer and director	100,000	-
Management benefits, Gabriel Rene	Chief Executive Officer and director	32,011	28,829
Management salaries, Dan Mapes	President and director	306,000	358,500
Management benefits, Dan Mapes	President and director	24,385	22,751
Management salaries, James Christodoulou	Chief Financial Officer	29,167	-
Management benefits, James Christodoulou	Chief Financial Officer	-	-
Management salaries, James Hendrickson	Chief Operating Officer	237,917	200,000
Management bonus, James Hendrickson	Chief Operating Officer	243,500	-
Management benefits, James Hendrickson	Chief Operating Officer	33,204	27,443
Share-based payments, James Hendrickson	Chief Operating Officer	77,664	24,294
Management salaries, Kevin Wilson	Chief Accounting Officer and Secretary	251,167	249,000
Management bonus, Kevin Wilson	Chief Accounting Officer and Secretary	40,000	-
Management benefits, Kevin Wilson	Chief Accounting Officer and Secretary	16,844	17,239
Share-based payments, Kevin Wilson	Chief Accounting Officer and Secretary	27,287	335,808
Management fees, Michael Blum	Chairman	62,500	-
Share-based payments, Michael Blum	Chairman	439,973	-
Management fees, Jay Samit	Former Chairman	84,166	41,067
Share-based payments, Jay Samit	Former Chairman	40,766	84,594
Share-based payments, Gordon Scott Paterson	Director	28,690	190,933
Share-based payments, Jonhatan de Vos	Director	40,766	84,594
Total		$2,521,007	$2,100,051

Included in accounts payable at March 31, 2025, were amounts totaling $105,799 (March 31, 2024 – $nil) due to James Hendrickson, the Chief Operating Officer ($83,500), Michael Blum, the Chairman ($20,000), and Kevin Wilson, the Chief Accounting Officer ($2,299).

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

Also included in the due from related parties is an unsecured loan of $68,080 (March 31, 2024 - $64,936) to a key member of the management team. The loan has an annual interest rate of 5% and requires principal and interest to be paid in full by May 1, 2033. No repayments were made in the year ended March 31, 2025.

On December 23, 2024, the Company granted 7,407 stock options to James Hendrickson, its Chief Operating Officer with an exercise price of CAD$30.51 ($21.22 at balance sheet rate), expiring in 5 years, where 25% will within one year of the grant date, and 6.25% every subsequent quarter. The stock options were fair valued at $118,679, of which $40,354 is recognized in the year ended March 31, 2025, using the Black-Scholes option pricing model.

On September 13, 2024, the Company granted 74,074 RSUs to Michael Blum, a director of the Company with no exercise price, expiry date of 10 years from the grant date, vesting 24,691 within one year of the grant date and 8.33% every three months afterwards. For the year ended March 31, 2025, the Company revalued the RSUs based on the market price of one Subordinate Voting Share on the revaluation date. The Company recognized $439,973 as share-based payment for RSUs in the year.

On July 3, 2024, the Company granted 3,704 stock options to James Hendrickson, the Chief Operating Officer and 1,852 to Kevin Wilson, the Chief Accounting Officer. The Options have an exercise price of CAD$28.89 ($20.10 at balance sheet rate) and expire in 5 years. 25% of the options will vest within one year of the grant date and 6.25% every subsequent quarter. The stock options were fair valued at $89,355, of which $41,095 is recognized in the year ended March 31, 2025, using the Black-Scholes option pricing model.

On July 3, 2024, the Company granted 1,852 RSUs to Kevin Wilson, the Chief Accounting Officer and 16,665 to the three independent directors of the Company, 5,555 to Gordon Scott Paterson, 5,555 to Jonhatan de Vos, and 5,555 to Jay Samit. The RSUs have no exercise price and expire in 10 years. They vest 33.33% within one year of the grant date and 33.33% yearly thereafter. The Company revalued the RSUs based on the market price of one Subordinate Voting Share on the revaluation date. The Company recognized $ 135,888 as share-based payment for RSUs in the year ended March 31, 2025.

On December 23, 2023, the Company granted 16,278 stock options to Kevin Wilson, the Chief Accounting Officer and 1,852 stock options to James Hendrickson, its Chief Operating Officer with an exercise price of CAD$36.45 ($22.57 at balance sheet rate), expiring in 5 years, where 16,278 vested on the grant date and 1,852 will vest 25% within one year of the grant date, and 6.25% every subsequent quarter. The stock options were fair valued at $374,011, of which $9,913 is recognized in the year ended March 31, 2025, using the Black-Scholes option pricing model.

On March 31, 2025, the remaining 6,172 RSUs granted to Gordon Scott Paterson, a director of the Company, in the year ended March 31, 2023, were valued based on the market price of one Subordinate Voting Share on the revaluation date, of which $12,078 is derecognized in the year ended March 31, 2025.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

CRITICAL ACCOUNTING ESTIMATES

●	Equipment – The Company reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected remaining useful life of the assets. Uncertainties in these estimates relate to technical obsolescence that may change the utilization of equipment.

●	Recoverability of accounts receivable, contracts assets, and unbilled revenues, and allowance for credit loss – The Company provides an allowance for expected credit losses based on an assessment of the recoverability of accounts receivable. Allowances are applied to accounts receivable at initial recognition based on the probability of default. Management analyzes its debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms when making a judgment to evaluate the adequacy of the allowance for expected credit losses. Where the expectation is different from the original estimate, such difference will impact the carrying value of accounts receivable.

●	Functional currency – The determination of the functional currency of each entity within the Company requires management judgment in determining the currency that mainly influences the sale price of services and costs of providing services.

●	Revenue recognition – When the Company enters into an agreement for software development which is longer in nature (longer than 1 year), the Company records a contract asset which is representative of receivables from the agreements not yet billed to the customer. Significant judgment is made to determine the performance obligations and whether each performance obligation is satisfied at a point in time or over the term of the contracts.

●	Going concern – The assessment of the Company’s ability to continue as a going concern. The determination that the Company will be able to continue as a going concern is subject to critical judgments of management with respect to assumptions surrounding the short and long-term operating budget and financing activities. Should these judgments prove to be inaccurate, management’s continued use of the going concern assumption may be inappropriate.

FINANCIAL INSTRUMENTS

As of March 31, 2025, the Company’s financial instruments consist of cash and restricted cash, accounts receivable, accounts payable and accrued liabilities, restricted share unit liability, provision for legal claim, convertible debenture, and loans payable.

In accordance with ASC 820, Fair Value Measurement, the Company categorizes financial assets and liabilities measured at fair value into a three-level hierarchy based on the inputs used in the valuation techniques. The hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

The levels of the fair value hierarchy are defined as follows:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active or inactive markets.

●	Level 3 – Unobservable inputs for the asset or liability, which are used to measure fair value to the extent that observable inputs are not available, and which are significant to the overall fair value measurement.

There were no transfers between the levels of the fair value hierarchy during the year.

As of March 31, 2025	Level 1	Level 2	Level 3	Total
Assets:
Cash and restricted cash	$4,816,906	$-	$-	$4,816,906
Due from related parties	$68,080	$-	$-	$68,080
Liabilities:
Accounts payable	$2,036,916	$-	$-	$2,036,916
Accrued liabilities	$41,736	$-	$-	$41,736
Provision for legal claim	$8,948,085	$-	$-	$8,948,085
Restricted share unit liability	$-	$3,911,823	$-	$3,911,823
Loans payable	$139,039	$-	$-	$139,039

As of March 31, 2024	Level 1	Level 2	Level 3	Total
Assets:
Cash	$892,727	$-	$-	$892,727
Accounts receivable	$100,000	$-	$-	$100,000
Due from related parties	$64,936	$-	$-	$64,936
Liabilities:
Accounts payable	$2,782,502	$-	$-	$2,782,502
Accrued liabilities	$82,500	$-	$-	$82,500
Promissory notes	$2,000,000	$-	$-	$2,000,000
Provision for legal claim	$9,921,298	$-	$-	$9,921,298
Restricted share unit liability	$-	$576,214	$-	$576,214
Loans payable	$140,904	$-	$-	$140,904

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The financial instrument that potentially subjects the Company to concentrations of credit risk consists principally of cash, accounts receivable, and due from related parties. To minimize the credit risk, the Company places its cash with large financial institutions.

Amounts due from related parties of $68,080 as of March 31, 2025 (March 31, 2024 - $64,934) represent receivables from an unsecured loan to a key member of the management team. The loan has an annual interest rate of 5% and requires principal and interest to be paid in full by May 1, 2033 (Note 9).

As of March 31, 2025, management assessed that there is no need to provide a credit loss allowance.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company strives to ensure that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations, cash holdings, and anticipated future financing transactions.

Contractual cash flow requirements as of March 31, 2025, were as follows:

	<1 year $	1-2 years $	2-5 years $	>5 years $	Total $
Accounts payable	2,036,916	-	-	-	2,036,916
Accrued liabilities	41,736	-	-	-	41,736
Loans payable	7,752	7,752	23,256	15,067,532	15,106,292
Total	2,086,404	7,752	23,256	15,067,532	17,184,944

As of March 31, 2025, the Company had a working capital deficit of $8.92 million (March 31, 2024 - $ 11.87 million).

Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows will fluctuate due to changes in foreign exchange rates. The Company has financial assets denominated in Euros and Canadian dollars and is therefore exposed to exchange rate fluctuations. As of March 31, 2025, the Company had the equivalent of $223,534 (March 31, 2024 - $552,476) net financial liabilities denominated in Canadian dollars and $104,416 (March 31, 2024 - $117,648) in net financial assets denominated in Euros.

The foreign exchange risk exposure of the Company financial instruments as at March 31, 2025 is as below:

			+/- 10% fluctuation
	Currency		Increase/(decrease)
Financial Instrument Type	CAD$	$	$ impact
Cash	5,445,994	3,788,233	378,823	(378,823)
Tax receivable	870,173	605,293	60,529	(60,529)
Prepaid expenses	408,202	283,946	28,395	(28,395)
Accounts payable	(1,362,055)	(947,445)	(94,745)	94,745
Accrued liabilities	(60,000)	(41,736)	(4,174)	4,174
Restricted share unit liability	(5,623,668)	(3,911,824)	(391,182)	391,182
	(321,354)	(223,534)	(22,354)	22,354

			+/- 10% fluctuation
	Currency		Increase/(decrease)
Financial Instrument Type	EURO	$	$ impact
Restricted cash	113,701	122,740	12,274	(12,274)
Tax receivable	(352)	(380)	(38)	38
Accounts payable	(16,622)	(17,944)	(1,794)	1,794
Deferred Grant	(62,615)	(67,732)	(6,773)	6,773
	34,111	104,416	3,668	(3,668)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The interest earned on cash balances approximate fair value rates, and the Company is not subject to significant risk due to fluctuating interest rates. As of March 31, 2025, the Company does not hold any liabilities that are subject to fluctuations in market interest rates.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The information included in the consolidated financial statement and this MD&A is the responsibility of management, and their preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of expenses during the reported period. Actual results could differ from those estimates.

RELIANCE ON KEY PERSONNEL

The success of the Company will be largely dependent upon the performance of its management and key employees and contractors. In assessing the risk of an investment in the shares of the Company, potential investors should realize that they are relying on the experience, judgment, discretion, integrity and good faith of the proposed management of the Company.

CONFLICTS OF INTEREST

Certain directors and officers of the Company will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies. As a result of these and other activities, such directors and officers of the Company may become subject to conflicts of interest. The BCBCA provides that in the event that a director or senior officer has a material interest in a contract or proposed contract or agreement that is material to the issuer, the director or senior officer must disclose his or her interest in such contract or agreement and a director must refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA. To the knowledge of the management of the Company, as at the date of this MD&A, there are no existing or potential material conflicts of interest between the Company and a director or officer of the Company, except as otherwise disclosed in this MD&A.

DIVIDENDS

To date, the Company has not paid any dividends on its outstanding Subordinate Voting Shares. Any decision to pay dividends on the shares of the Company will be made by the Board of Directors on the basis of the Company’s earnings, financial requirements and other conditions.

LIMITED OPERATING HISTORY

The Company was incorporated in November 2020 and has yet to generate a profit from its activities. The Company will be subject to all of the business risks and uncertainties associated with any business enterprise, including the risk that it will not achieve its growth objective. The Company anticipates that it may take several years to achieve positive cash flow from operations. There is no certainty that the Company will produce revenue, operate profitably or provide a return on investment in the future.

VERSES AI INC.
Management’s Discussion and Analysis of Financial Condition and Results of Operations As of June 30, 2025

OTHER RISK FACTORS

The Company is subject to a number of other risks and uncertainties and is affected by several factors which could have a material adverse effect on the Company’s business, financial condition, operating results, and/or future prospects. These risks should be considered when evaluating an investment in the Company and may, among other things, cause a decline in the price of the Company’s securities. The risks and uncertainties which management considered the most material to the Company’s business are described in the section entitled, “RISK FACTORS” of the Company’s Annual Information Form filed on SEDAR on June 30, 2025.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

Disclosure controls and procedures are intended to provide reasonable assurance that information required to be disclosed is recorded, processed, summarized, and reported within the time periods specified by securities regulations and that the information required to be disclosed is accumulated and communicated to management. Internal controls over financial reporting (“ICFR”) are intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. In connection with National Instrument 52-109 (Certificate of Disclosure in Issuer’s Annual and Interim Filings) (“NI 52-109”), the Chief Executive Officer and Chief Financial Officer of the Company have each delivered a certificate in form provided for in 52-109F1 - Certificate of Annual Filings with respect to the Company’s ICFR and the financial information contained in the consolidated financial statements for the year ended March 31, 2025 and this accompanying MD&A (together, the “Annual Filings”).

Changes in internal control over financial reporting

Since adoption on November 1, 2021, there have been no changes in the Company’s ICFR that have materially affected, or is reasonably likely to materially affect, the Company’s ICFR.

ADDITIONAL INFORMATION

Additional information about the Company, including the financial statements, is available on the Company’s website at https://www.verses.ai and on SEDAR at www.sedarplus.ca.